Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Inflection Point Acquisition Corp. IV of our report dated October 1, 2025, relating to the consolidated financial statements of Merlin Labs Inc. and Subsidiaries (the Company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

(formerly HORNE LLP)

Ridgeland, Mississippi

February 9, 2026